Exhibit 99.1

Zebra Technologies Corporation
3 Overlook Point Lincolnshire, IL 60069 USA +1 847 634 6700 www.zebra.com
Zebra Technologies Announces Second-Quarter 2024 Results

Second-Quarter Financial Highlights
•Net sales of $1,217 million; year-over-year increase of 0.2%
•Net income of $113 million and net income per diluted share of $2.17
•Non-GAAP diluted EPS decreased year-over-year to $3.18
•Adjusted EBITDA decreased year-over-year to $250 million
•On track with $120 million annualized net expense savings from our Exit and Restructuring plans

Lincolnshire, Ill., July 30, 2024 — Zebra Technologies Corporation (NASDAQ: ZBRA), an innovator at the edge of the enterprise with solutions and partners that enable businesses to gain a performance edge, today announced results for the second quarter ended June 29, 2024.

“Our teams executed well during the quarter, enabling us to deliver sales and earnings results above the high end of our guidance ranges. We returned to growth in enterprise mobile computing across all our vertical end markets and delivered another quarter of sequential improvement in profitability as a result of our continued cost discipline and improved gross margin," said Bill Burns, Chief Executive Officer of Zebra Technologies.

“Our increased full year outlook reflects our second quarter performance and early signs of momentum in demand led by mobile computing, balanced with continued cautious customer spending behavior, particularly for large orders, which have not yet returned to historical levels. We continue to be well positioned to advance our industry leadership with our innovative solutions that digitize & automate our customers’ workflows across the supply chain.”

$ in millions, except per share amounts	2Q24	2Q23	Change
Select reported measures:
Net sales	$1,217	$1,214	0.2%
Gross profit	589	581	1.4%
Gross margin	48.4%	47.9%	50 bps
Net income	113	144	(21.5%)
Net income margin	9.3%	11.9%	(260) bps
Net income per diluted share	$2.17	$2.78	(21.9%)

Select Non-GAAP measures:
Adjusted net sales	$1,217	$1,214	0.2%
Organic net sales decline			(0.3%)
Adjusted gross profit	591	583	1.4%
Adjusted gross margin	48.6%	48.0%	60 bps
Adjusted EBITDA	250	257	(2.7%)
Adjusted EBITDA margin	20.5%	21.2%	(70) bps
Non-GAAP net income	$165	$170	(2.9%)
Non-GAAP diluted earnings per share	$3.18	$3.29	(3.3%)

Net sales were $1,217 million in the second quarter of 2024 compared to $1,214 million in the prior year. Net sales in the Enterprise Visibility & Mobility ("EVM") segment were $820 million in the second quarter of 2024 compared to $755 million in the prior year. Asset Intelligence & Tracking ("AIT") segment net sales were $397 million in the second quarter of 2024 compared to $459 million in the prior year. Consolidated organic net sales for the second quarter decreased 0.3% year-over-year, with an 8.2% increase in the EVM segment and a 14.4% decrease in the AIT segment.

Second quarter 2024 gross profit was $589 million compared to $581 million in the prior year. Gross margin increased to 48.4% for the second quarter of 2024 compared to 47.9% in the prior year. The increase was primarily due to lower premium supply chain costs and favorable impact from foreign currency changes. Adjusted gross margin was 48.6% in the second quarter of 2024 compared to 48.0% in the prior year.

Operating expenses increased in the second quarter of 2024 to $422 million from $387 million in the prior year, primarily due to incentive compensation expense partially offset by the impact of restructuring actions. Adjusted operating expenses increased in the second quarter of 2024 to $358 million from $344 million in the prior year.

Net income for the second quarter of 2024 was $113 million, or $2.17 per diluted share, compared to net income of $144 million, or $2.78 per diluted share, for the prior year. Non-GAAP net income for the second quarter of 2024 decreased to $165 million, or $3.18 per diluted share, compared to $170 million, or $3.29 per diluted share, for the prior year.

Adjusted EBITDA for the second quarter of 2024 was $250 million, or 20.5% of adjusted net sales, compared to $257 million, or 21.2% of adjusted net sales for the prior year primarily due to higher operating expense as a percentage of revenue, partially offset by higher gross margin.

Balance Sheet and Cash Flow
As of June 29, 2024, the Company had cash and cash equivalents of $411 million and total debt of $2,183 million.

For the first six months of 2024, net cash provided by operating activities was $413 million and the Company made capital expenditures of $24 million, resulting in free cash flow of $389 million. The Company had net debt payments of $43 million.

In addition to its $500 million private offering of senior unsecured notes, and repayment of its receivable finance facility that matured on May 13, the Company also terminated its interest rate swap agreements resulting in $77 million cash proceeds in the second quarter of 2024 classified within cash flows from operating activities.

Cost Initiatives
As previously announced, the Company is executing its 2024 Productivity Plan and the Voluntary Retirement Plan to generate cost efficiencies. Together, these Exit and Restructuring plans are expected to generate approximately $120 million of net annualized cost savings. After realizing approximately $50 million of operating expense savings in the second half of 2023, and an incremental $50 million in the first half of 2024, the Company continues to expect approximately $60 million of incremental savings for the full year 2024 with the remainder of the savings expected in 2025.

The total charges associated with the Exit and Restructuring plans are expected to be approximately $130 million. The actions are substantially complete with total charges of $123 million incurred cumulatively through the second quarter of 2024.

Outlook
Third Quarter 2024
The Company expects net sales to increase between 25% and 28% compared to the prior year. Foreign currency translation is expected to have an approximately 1 percentage point favorable impact.

Adjusted EBITDA margin is expected to be between 20% and 21%. Non-GAAP diluted earnings per share are expected to be in the range of $3.00 to $3.30.

Revised Full Year 2024
The Company has raised its guidance for the full year. It now expects net sales growth between 4% and 7% compared to the prior year. Foreign currency translation is expected to have a 50 basis point favorable impact.

Adjusted EBITDA margin is now expected to be between 20% and 21%. Non-GAAP diluted earnings per share are now expected to be in the range of $12.30 to $12.90. This assumes an adjusted effective tax rate of approximately 17%.

Free cash flow is now expected to be at least $700 million.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of the most directly comparable forward-looking GAAP financial measure as discussed under the "Forward-Looking Statements" caption below. This would include items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Conference Call Notification
Investors are invited to listen to a live webcast of Zebra’s conference call regarding the Company’s financial results. The conference call will be held today at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To view the webcast, visit the investor relations section of the Company’s website at investors.zebra.com.

About Zebra
Zebra (NASDAQ: ZBRA) helps organizations monitor, anticipate, and accelerate workflows by empowering their frontline and ensuring that everyone and everything is visible, connected and fully optimized. Our award-winning portfolio spans software to innovations in robotics, machine vision, automation and digital decisioning, all backed by a +50-year legacy in scanning, track-and-trace and mobile computing solutions. With an ecosystem of 10,000 partners across more than 100 countries, Zebra's customers include over 80% of the Fortune 500. Newsweek recently recognized Zebra as one of America's Most Loved Workplaces and Greatest Workplaces for Diversity, and we are on Fast Company's list of the Best Workplaces for Innovators. Learn more at www.zebra.com or sign up for news alerts. Follow Zebra’s Your Edge blog, LinkedIn, Twitter and Facebook, and check out our Story Hub: Zebra Perspectives.

Forward-Looking Statements
This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s outlook. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. Zebra undertakes no obligation, other than as may be required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.

These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in Zebra’s industry, market conditions, general domestic and international economic conditions, and other factors. These factors include customer acceptance of Zebra’s offerings and competitors' offerings, and the potential effects of emerging technologies and changes in customer requirements. The effect of global market conditions, and the availability of credit and capital markets volatility may have adverse effects on Zebra, its suppliers and its customers. In addition, natural disasters, man-made disasters, public health issues (including pandemics), and cybersecurity incidents may have negative effects on Zebra's business and results of operations. Zebra's ability to purchase sufficient materials, parts, and components, and ability to provide services, software and products to meet customer demand could negatively impact Zebra's results of operations and customer relationships. Profits and profitability will be affected by Zebra’s ability to control manufacturing and operating costs. Because of its debt, interest rates and financial market conditions may also have an adverse impact on results. Foreign exchange rates, customs duties and trade policies may have an adverse effect on financial results because of the large percentage of Zebra's international sales. The impacts of changes in foreign and domestic governmental policies, regulations, or laws, as well as the outcome of litigation or tax matters in which Zebra may be involved are other factors that could adversely affect Zebra's business and results of operations. The success of integrating acquisitions could also adversely affect profitability, reported results and the company’s competitive position in its industry. These and other factors could have an adverse effect on Zebra’s sales, gross profit margins and results of operations and increase the volatility of Zebra's financial results. When used in this release and documents referenced, the words “anticipate,” “believe,” “outlook,” and “expect” and similar expressions, as they relate to the company or its management, are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of certain risks, uncertainties and other factors that could adversely affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q.

Use of Non-GAAP Financial Information
This press release contains certain Non-GAAP financial measures, consisting of “adjusted net sales,” “adjusted gross profit,” “adjusted gross margin,” “EBITDA,” “Adjusted EBITDA,” “Adjusted EBITDA margin,” “Adjusted EBITDA % of adjusted net sales,” “Non-GAAP net income,” “Non-GAAP earnings per share,” “Non-GAAP diluted earnings per share,” “free cash flow,” “organic net sales,” “organic net sales decline,” “organic net sales (decline) growth,” and “adjusted operating expenses.” Management presents these measures to focus on the on-going operations and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The company believes it is useful to present non-GAAP financial measures, which exclude certain significant items, as a means to understand the performance of its ongoing operations and how management views the business. Please see the “Reconciliation of GAAP to Non-GAAP Financial Measures” tables and accompanying disclosures at the end of this press release for more detailed information regarding non-GAAP financial measures herein, including the items reflected in adjusted net earnings calculations. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

As a global company, Zebra's operating results reported in U.S. dollars are affected by foreign currency exchange rate fluctuations because the underlying foreign currencies in which the company transacts change in value over time compared to the U.S. dollar; accordingly, the company presents certain organic growth financial information, which includes impacts of foreign currency translation, to provide a framework to assess how the company’s businesses performed excluding the impact of foreign currency exchange rate fluctuations. Foreign currency impact represents the difference in results that are attributable to fluctuations in the currency exchange rates used to convert the results for businesses where the functional currency is not the U.S. dollar. This impact is calculated by translating current period results at the currency exchange rates used in the comparable period in the prior year, rather than the exchange rates in effect during the current period. In addition, the company excludes the impact of its foreign currency hedging program in the prior year periods. The company believes these measures should be considered a supplement to and not in lieu of the company’s performance measures calculated in accordance with GAAP.

Contacts

Investors	Media
Michael Steele, CFA, IRC	Therese Van Ryne
Vice President, Investor Relations	Senior Director, External Communications
Phone: + 1 847 518 6432	Phone: + 1 847 370 2317
InvestorRelations@zebra.com	therese.vanryne@zebra.com

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	June 29, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$411	$137
Accounts receivable, net of allowances for doubtful accounts of $1 each as of June 29, 2024 and December 31, 2023	701	521
Inventories, net	678	804
Income tax receivable	41	63
Prepaid expenses and other current assets	122	147
Total Current assets	1,953	1,672
Property, plant and equipment, net	297	309
Right-of-use lease assets	159	169
Goodwill	3,894	3,895
Other intangibles, net	476	527
Deferred income taxes	469	438
Other long-term assets	242	296
Total Assets	$7,490	$7,306
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$89	$173
Accounts payable	551	456
Accrued liabilities	426	504
Deferred revenue	447	458
Income taxes payable	9	7
Total Current liabilities	1,522	1,598
Long-term debt	2,080	2,047
Long-term lease liabilities	145	152
Deferred income taxes	66	67
Long-term deferred revenue	298	312
Other long-term liabilities	92	94
Total Liabilities	4,203	4,270
Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 10,000,000 shares; none issued	—	—
Class A common stock, $.01 par value; authorized 150,000,000 shares; issued 72,151,857 shares	1	1
Additional paid-in capital	633	615
Treasury stock at cost, 20,581,866 and 20,772,995 shares as of June 29, 2024 and December 31, 2023, respectively	(1,855)	(1,858)
Retained earnings	4,560	4,332
Accumulated other comprehensive loss	(52)	(54)
Total Stockholders’ Equity	3,287	3,036
Total Liabilities and Stockholders’ Equity	$7,490	$7,306

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net sales:
Tangible products	$983	$986	$1,912	$2,156
Services and software	234	228	480	463
Total Net sales	1,217	1,214	2,392	2,619
Cost of sales:
Tangible products	515	522	1,013	1,140
Services and software	113	111	227	231
Total Cost of sales	628	633	1,240	1,371
Gross profit	589	581	1,152	1,248
Operating expenses:
Selling and marketing	150	146	298	307
Research and development	146	130	284	276
General and administrative	97	69	178	168
Amortization of intangible assets	25	26	51	52
Acquisition and integration costs	1	2	2	2
Exit and restructuring costs	3	14	13	24
Total Operating expenses	422	387	826	829
Operating income	167	194	326	419
Other income (loss), net:
Foreign exchange (loss) gain	—	(5)	3	(4)
Interest expense, net	(23)	(16)	(40)	(53)
Other expense, net	(8)	(2)	(11)	(6)
Total Other expense, net	(31)	(23)	(48)	(63)
Income before income tax	136	171	278	356
Income tax expense	23	27	50	62
Net income	$113	$144	$228	$294
Basic earnings per share	$2.19	$2.80	$4.43	$5.72
Diluted earnings per share	$2.17	$2.78	$4.40	$5.68

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	June 29, 2024	July 1, 2023
Cash flows from operating activities:
Net income	$228	$294
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85	88
Share-based compensation	48	20
Deferred income taxes	(36)	(29)
Unrealized gain on forward interest rate swaps	(31)	(11)
Other, net	7	2
Changes in operating assets and liabilities:
Accounts receivable, net	(185)	105
Inventories, net	125	(3)
Other assets	(3)	(22)
Accounts payable	98	(273)
Accrued liabilities	23	(107)
Deferred revenue	(25)	16
Income taxes	38	(116)
Settlement liability	(45)	(90)
Cash receipts on forward interest rate swaps	86	12
Other operating activities	—	4
Net cash provided by (used in) operating activities	413	(110)
Cash flows from investing activities:
Purchases of property, plant and equipment	(24)	(34)
Proceeds from sale of short-term investments	2	—
Purchases of long-term investments	(3)	(1)
Net cash used in investing activities	(25)	(35)
Cash flows from financing activities:
Payment of debt issuance costs, extinguishment costs and discounts	(9)	—
Payments of debt	(694)	(183)
Proceeds from issuance of debt	651	368
Payments for repurchases of common stock	—	(52)
Net payments related to share-based compensation plans	(27)	(9)
Change in unremitted cash collections from servicing factored receivables	(38)	(27)
Other financing activities	2	—
Net cash (used in) provided by financing activities	(115)	97
Effect of exchange rate changes on cash and cash equivalents, including restricted cash	—	(1)
Net increase (decrease) in cash and cash equivalents, including restricted cash	273	(49)
Cash and cash equivalents, including restricted cash, at beginning of period	138	117
Cash and cash equivalents, including restricted cash, at end of period	$411	$68
Less restricted cash, included in Prepaid expenses and other current assets	—	—
Cash and cash equivalents at end of period	$411	$68
Supplemental disclosures of cash flow information:
Income taxes paid	$43	$212
Interest (received) paid inclusive of forward interest rate swaps	$(17)	$50
Certain prior period amounts included in Net cash provided by (used in) operating activities have been reclassified to conform with the current period presentation.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF ORGANIC NET SALES (DECLINE) GROWTH
(Unaudited)

	Three Months Ended
	June 29, 2024
	AIT	EVM	Consolidated
Reported GAAP Consolidated Net sales (decline) growth	(13.5)%	8.6%	0.2%
Adjustments:
Impact of foreign currency translations (1)	(0.9)%	(0.4)%	(0.5)%
Consolidated Organic Net sales (decline) growth	(14.4)%	8.2%	(0.3)%

	Six Months Ended
	June 29, 2024
	AIT	EVM	Consolidated
Reported GAAP Consolidated Net sales decline	(19.6)%	(2.1)%	(8.7)%
Adjustments:
Impact of foreign currency translations (1)	(0.6)%	(0.4)%	(0.5)%
Consolidated Organic Net sales decline	(20.2)%	(2.5)%	(9.2)%

(1)Operating results reported in U.S. Dollars are affected by foreign currency exchange rate fluctuations. Foreign currency translation impact represents the difference in results that are attributable to fluctuations in the currency exchange rates used to convert the results for businesses where the functional currency is not the U.S. Dollar. This impact is calculated by translating the current period results at the currency exchange rates used in the comparable prior year period, inclusive of the Company’s foreign currency hedging program.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP GROSS MARGIN
(In millions)
(Unaudited)

	Three Months Ended
	June 29, 2024			July 1, 2023
	AIT	EVM	Consolidated	AIT	EVM	Consolidated
GAAP
Reported Net sales	$397	$820	$1,217	$459	$755	$1,214
Reported Gross profit	187	402	589	225	356	581
Gross Margin	47.1%	49.0%	48.4%	49.0%	47.2%	47.9%

Non-GAAP
Adjusted Net sales	$397	$820	$1,217	$459	$755	$1,214
Adjusted Gross profit (1)	187	404	591	226	357	583
Adjusted Gross Margin	47.1%	49.3%	48.6%	49.2%	47.3%	48.0%

	Six Months Ended
	June 29, 2024			July 1, 2023
	AIT	EVM	Consolidated	AIT	EVM	Consolidated
GAAP
Reported Net sales	$789	$1,603	$2,392	$981	$1,638	$2,619
Reported Gross profit	371	781	1,152	483	765	1,248
Gross Margin	47.0%	48.7%	48.2%	49.2%	46.7%	47.7%

Non-GAAP
Adjusted Net sales	$789	$1,603	$2,392	$981	$1,638	$2,619
Adjusted Gross profit (1)	372	784	1,156	484	767	1,251
Adjusted Gross Margin	47.1%	48.9%	48.3%	49.3%	46.8%	47.8%

(1)Adjusted Gross profit excludes share-based compensation expense.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME
(In millions, except share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
GAAP Net income	$113	$144	$228	$294
Adjustments to Cost of sales(1)
Share-based compensation	2	2	4	3
Total adjustments to Cost of sales	2	2	4	3
Adjustments to Operating expenses(1)
Amortization of intangible assets	25	26	51	52
Acquisition and integration costs	1	2	2	2
Share-based compensation	35	1	54	23
Exit and restructuring costs	3	14	13	24
Total adjustments to Operating expenses	64	43	120	101
Adjustments to Other income (expense), net(1)
Amortization of debt issuance costs and discounts	1	—	1	1
Investment loss	6	—	6	1
Foreign exchange loss (gain)	—	5	(3)	4
Forward interest rate swap (gain)	(11)	(18)	(31)	(11)
Total adjustments to Other (expense), net	(4)	(13)	(27)	(5)
Income tax effect of adjustments(2)
Reported income tax expense	23	27	50	62
Adjusted income tax	(33)	(33)	(63)	(81)
Total adjustments to income tax	(10)	(6)	(13)	(19)
Total adjustments	52	26	84	80
Non-GAAP Net income	$165	$170	$312	$374

GAAP earnings per share
Basic	$2.19	$2.80	$4.43	$5.72
Diluted	$2.17	$2.78	$4.40	$5.68
Non-GAAP earnings per share
Basic	$3.20	$3.31	$6.06	$7.28
Diluted	$3.18	$3.29	$6.02	$7.24

Basic weighted average shares outstanding	51,489,735	51,377,064	51,444,179	51,395,062
Diluted weighted average and equivalent shares outstanding	51,830,245	51,707,460	51,815,899	51,724,026
(1)Presented on a pre-tax basis.
(2)Represents adjustments to GAAP income tax expense commensurate with pre-tax non-GAAP adjustments (including the resulting impacts to U.S. BEAT/GILTI provisions), as well as adjustments to exclude the impacts of certain discrete income tax items and incorporate the anticipated annualized effects of current year tax planning.

ZEBRA TECHNOLOGIES CORPORATION AND SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATION TO EBITDA
(In millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
GAAP Net income	$113	$144	$228	$294
Add back:
Depreciation (excluding exit and restructuring)	17	18	34	35
Amortization of intangible assets	25	26	51	52
Total Other expense, net	31	23	48	63
Income tax expense	23	27	50	62
EBITDA (Non-GAAP)	209	238	411	506

Adjustments to Cost of sales
Share-based compensation	2	2	4	3
Total adjustments to Cost of sales	2	2	4	3
Adjustments to Operating expenses
Acquisition and integration costs	1	2	2	2
Share-based compensation	35	1	54	23
Exit and restructuring costs	3	14	13	24
Total adjustments to Operating expenses	39	17	69	49
Total adjustments to EBITDA	41	19	73	52
Adjusted EBITDA (Non-GAAP)	$250	$257	$484	$558

Adjusted EBITDA % of Adjusted Net Sales (Non-GAAP)	20.5%	21.2%	20.2%	21.3%

FREE CASH FLOW

	Six Months Ended
	June 29, 2024	July 1, 2023
Net cash provided by (used in) operating activities	$413	$(110)
Less: Purchases of property, plant and equipment	(24)	(34)
Free cash flow (Non-GAAP)(1)	$389	$(144)
(1) Free cash flow, a non-GAAP measure, is defined as Net cash provided by (used in) operating activities in a period minus purchases of property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.